EXHIBIT 10.3

April 20, 2006

Highbury Financial Inc.
535 Madison Avenue, 19th Floor
New York, New York 10022
Attention: Richard Foote
Fax: (212) 688-2343

Re:	Side Letter Agreement - River Road / Non-Compete Amendment and Assets Under Management

Dear Mr. Foote:

Reference is made to that certain Asset Purchase Agreement (the “Purchase Agreement”), dated as of April 20, 2006 (the “Effective Date”), made by and among Highbury Financial Inc., a Delaware corporation, Aston Asset Management LLC, a Delaware limited liability company (collectively, the “Purchaser”), ABN AMRO Asset Management Holdings, Inc., a Delaware corporation , ABN AMRO Investment Fund Services, Inc., a Delaware corporation , ABN AMRO Asset Management, Inc., an Illinois corporation , Montag & Caldwell, Inc., a Georgia corporation , Tamro Capital Partners LLC, a Delaware limited liability company , Veredus Asset Management LLC, a Kentucky limited liability company , and River Road Asset Management, LLC (“River Road”), a Delaware limited liability company . Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such term in the Purchase Agreement.

As a condition to River Road entering into the Purchase Agreement, Purchaser and River Road hereby agree as follows:

1.    Notwithstanding Section 5.4 of the Purchase Agreement to the contrary, River Road shall not be restricted by such Section 5.4 from engaging in any and all activities, business, investment or otherwise, including advisory or sub-advisory of mutual funds, provided that, for a period of five years following the Closing Date, or such earlier date that a given River Road Target Fund is no longer generally available to investors or such earlier date that River Road is terminated as sub-advisor to a given River Road Target Fund, River Road shall not, directly or indirectly: (i) sponsor or own a Mutual Fund managed in a similar style to the River Road Small Cap Value or the River Road Dynamic Equity Income strategies; or (ii) use or permit the use of any Retained Names & Marks with respect to any single manager Mutual Fund managed in a similar style to the River Road Small Cap Value or the River Road Dynamic Equity Income strategies (other than in connection with the Target Funds).

2.    Notwithstanding Section 5.5 of the Purchase Agreement, Purchaser agrees not to solicit or hire any employees of River Road during the period commencing on the date hereof and ending on the earlier of the fifth anniversary of the Closing Date or the termination of the Purchase Agreement in accordance with its terms.

3.    River Road shall not be subject to the obligations of Section 4.13 of the Purchase Agreement.

4.    Notwithstanding Sections 4.10 and 5.6(a), River Road, its Affiliates, owners, directors and officers shall be permitted to purchase or sell an interest in River Road (a “River Road Transaction”), regardless of whether such sale or purchase results, or is deemed to result, in a “change of control” of River Road and whether structured as a sale or transfer of membership interests, a merger or otherwise; provided that (x) the consummation of a River Road Transaction does not (i) result in the transfer (other than a deemed transfer) of any of the Acquired Assets, (ii) result in the termination of any Subadvisory Agreement to which River Road is a party or otherwise result in an inability of River Road to serve as an adviser of the Target Funds which it advises, at any time prior the first to occur of the Closing and termination of the Purchase Agreement or a sub-adviser of any such Target Funds following the Closing or (iii) otherwise result in the inability of River Road (or to the extent applicable, such acquiring party) to complete the transactions contemplated by, and comply with the provisions of the Purchase Agreement and the Investment Subadvisory Agreement between Purchaser and River Road and (y) the acquiring party in the River Road Transaction agrees in writing with Purchaser that River Road (and to the extent applicable, such acquiring party) shall continue to be bound by the Purchase Agreement. Furthermore, notwithstanding the provisions of Section 5.6(a), except as otherwise required by law, the consummation of a River Road Transaction which complies with the provisos set forth in the preceding sentence shall not constitute a basis for termination of the Investment Subadvisory Agreement to which it will be a party or a breach thereunder.

This letter agreement shall constitute the binding and enforceable obligation of Purchaser and River Road and is not superseded or replaced by the terms of the Purchase Agreement or any other agreement entered into in connection with the Purchase Agreement. The provisions in this letter agreement shall be effective upon the Effective Date and if the Closing does not occur for any reason, or the Purchase Agreement is terminated in accordance with its terms, this letter agreement shall also be automatically terminated contemporaneously therewith, and shall be null and void and of no legal effect, such that neither party shall have any obligations hereunder. This letter agreement shall be binding upon the parties to this letter agreement and their successors and assigns; provided, that this letter agreement shall automatically terminate in the event that (i) any other Seller or Affiliate of any other Seller becomes the successor to River Road (other than a direct or indirect wholly owned subsidiary of River Road), (ii) any other Seller or any Affiliate of any other Seller becomes the owner of in excess of 55% of the outstanding equity interests in River Road or (iii) in the event of any assignment hereof to any other Seller or Affiliate of any other Seller..

This letter agreement shall be governed by the laws of the State of New York, without regard to its conflicts of law rules.

If the foregoing accurately reflects the agreement, please execute one copy of this letter agreement and return it to us, whereupon this letter agreement shall become a binding agreement between the parties.

RIVER ROAD ASSET MANAGEMENT, LLC

By: /s/ R. Andrew Beck
Name: R. Andrew Beck
Title: President

Acknowledged and Accepted:

ASTON ASSET MANAGEMENT LLC

By: Highbury Financial Inc.
Its: Managing Member
By: /s/ Richard S. Foote
Name: Richard S. Foote
Title: President and Chief Executive Officer

HIGHBURY FINANCIAL INC.

By:      /s/ Richard S. Foote

Name: Richard S. Foote
Title:   President and Chief Executive Officer

Side Letter Agreement - River Road - Non-Compete